Exhibit 10.21

RED RIVER BANCSHARES, INC.

AND

RED RIVER BANK

AMENDED AND RESTATED DIRECTOR COMPENSATION PROGRAM

[Effective January 1, 2017]

This AMENDED AND RESTATED DIRECTOR COMPENSATION PROGRAM (this “Program”) is adopted effective as of January 1, 2017 (the “Effective Date”), by the Boards of Directors of Red River Bancshares, Inc. (the “Company”) and its subsidiary, Red River Bank (the “Bank”).

RECITALS

WHEREAS, the Company and the Bank previously established a Director Compensation Program effective as of April 1, 2000 (as amended, the “Original Program”) for the purpose of compensating directors of the Company and the Bank (“Directors”) for their time, commitment and contributions to their respective boards;

WHEREAS, the Original Program provided for the payment of cash compensation to Directors of the Company and the Bank in the form of a fee for attendance at board and committee meetings;

WHEREAS, in lieu of cash payments of board and committee fees, the Original Program provided Directors with the option to defer their board and committee fees pursuant to the terms and provisions of the Deferred Compensation Plan for Directors and Senior Management Employees of Red River Bancshares, Inc. and Subsidiaries (the “Deferred Compensation Plan”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, the Board of Directors of the Company and the Board of Directors of the Bank (each a “Board” and collectively, the “Boards”) desire to amend and restate the Original Program for the purpose of consolidating certain prior amendments and providing Directors with the ability to receive payment of board fees in the form of shares of common stock of the Company.

NOW, THEREFORE, the Original Program is hereby amended and restated as follows:

1.Board and Committee Fee Schedule. Each Director of the Company and the Bank, other than Directors who are also employees of the Company or the Bank, shall be eligible to receive cash fees from the Company and/or the Bank, as applicable, for attendance at meetings of the Board (“Board Fees”) and committees of the Board (“Committee Fees”), in accordance with the Fee Schedule attached hereto as Exhibit B (as may be amended from time to time by Boards, the “Fee Schedule”).

2.Election for Board Fees.

(a)Elections. In lieu of cash payments for Board Fees, each Director may make an annual election with respect to the form of payment of his or her Board Fees as follows:

(i)	Deferral Election - The Director may elect to defer his or her Board Fees pursuant to the terms and provisions of the Deferred Compensation Plan; or
(ii)	Stock Election - The Director may elect to have his or her Board Fees paid in the form of shares of common stock of the Company (“Shares”).

Any election made pursuant to this Section 2(a) must be made by the electing Director prior to the commencement of the calendar year to which such election relates and such election will be applicable with respect to one hundred percent (100%) of such Director's Board Fees.

(b)Election Notice. The election to defer Board Fees or receive Board Fees in Shares must be filed with the Administrator on the form of Election Notice attached hereto as Exhibit C (an “Election Notice”). An Election Notice will remain in effect with respect to future election years unless the Director timely revokes the Election Notice or timely files a new Election Notice with the Administrator. A Director may not submit or revoke an Election Notice during any “blackout period” as defined in the Company's insider trading policy.

(c)New Directors. In the event a new Director is appointed to the Board, he or she shall have the option to submit an Election Notice to the Administrator within the period prescribed by the Board, but in no event later than thirty (30) days following the commencement of his or her service as a Director.

(d)Default Election. If a Director does not submit an Election Notice or the Election Notice is otherwise invalid, he or she shall receive one hundred percent (100%) of the Board Fees in cash.

(e)Payment Schedule for Board Fees Paid in Cash. Board Fees payable in cash shall be paid in four quarterly installments as soon as practicable following the calendar quarter in which such Board Fees were earned.

(f)Payment Schedule for Board Fees Deferred Under the Deferred Compensation Plan. Board Fees that have been deferred pursuant to the Deferred Compensation Plan shall be paid in accordance with the terms and conditions stated therein.

(g)Payment Schedule for Board Fees Paid in Shares. The Administrator shall maintain a bookkeeping account established in the name of each Director to reflect the accrued balance attributable to Board Fees payable in Shares. Following the end of the applicable calendar year in which the Board Fees were earned, but in no event later than the March 15 immediately following such calendar year, the Director will receive a number of fully vested Shares equal to the account balance attributable to such calendar year divided by the fair market value of Shares as of the date the of such settlement, as determined in good faith by the Board in its sole discretion. Notwithstanding the foregoing, no fractional Shares shall be issued; and shares issued shall be rounded down to the nearest whole share. In lieu thereof, any Board Fees attributable to a fractional Share shall be retained by the Company and applied to the Board Fees of such Director for the subsequent calendar year.

3.Election for Committee Fees.

(a)Elections. In lieu of cash payments for Committee Fees, each Director may elect to defer his or her Committee Fees pursuant to the terms and provisions of the Deferred Compensation Plan. Any election made pursuant to this Section 3(a) must be made by the Director prior to the commencement of the calendar year to which such election relates and such election will be applicable with respect to one hundred percent (100%) of such Director's Committee Fees.

(b)Election Notice. The election to defer Committee Fees must be filed with the Administrator on an Election Notice. An Election Notice will remain in effect with respect to future election years unless the Director timely revokes the Election Notice or timely files a new Election Notice with the Administrator.

(c)New Directors. In the event a new Director is appointed to the Board, he or she shall have the option to submit an Election Notice to the Administrator within the period prescribed by the Board, but in no event later than thirty (30) days following the commencement of his or her service as a Director.

(d)Default Election. If a Director does not submit an Election Notice or the Election Notice is otherwise invalid, he or she shall receive one hundred percent (100%) of the Committee Fees in cash.

(e)Payment Schedule for Committee Fees Paid in Cash. Committee Fees payable in cash shall be paid in four quarterly installments as soon as practicable following the calendar quarter in which such Committee Fees were earned.

(f)Payment Schedule for Committee Fees Deferred Under the Deferred Compensation Plan. Committee Fees that have been deferred pursuant to the Deferred Compensation Plan shall be paid in accordance with the terms and conditions stated therein.

4.Administrator. The Board may delegate administration of this Program to a committee of one or more members of the Board or to one or more officers of the Company. The term “Administrator” shall apply to any person or persons to whom such authority has been delegated.

5.Board Discretion. The Board may at any time amend, alter, suspend or terminate this Program. The Board shall have the sole discretion to interpret and enforce this Program.

6.Effective Date. This Program shall apply to all Directors from and after the Effective Date.

*     *     *     *     *

EXHIBIT A

DEFERRED COMPENSATION PLAN FOR DIRECTORS AND SENIOR MANAGEMENT EMPLOYEES OF RED RIVER BANCSHARES, INC. AND SUBSIDIARIES

DEFERRED COMPENSATION PLAN

FOR DIRECTORS AND SENIOR MANAGEMENT

EMPLOYEES OF RED RIVER BANCSHARES, INC. AND SUBSIDIARIES

(Amended and Restated effective January 1, 2007)

ARTICLE 1. ESTABLISHMENT AND PURPOSE.

1.1.Establishment. Red River Bancshares, Inc. hereby amends and restates, effective January 1, 2007, a deferred compensation plan for directors and senior management employees, as set forth herein.

1.2.Purpose. The purpose of this deferred compensation plan is to provide a means for the deferral by directors of Red River Bancshares, Inc. and its subsidiaries (the “Corporation”) of annual retainer fees, fees for attendance at meetings of the Board of Directors of the Corporation, committees of the Board of Directors of the Corporation, as well as to provide the means to allow senior management employees to defer a portion of their salary and/or bonuses. This Plan is unfunded and is maintained by the employer primarily for the purpose of providing deferred compensation to non-employees and for a select group of management or highly compensated employees. The Plan is to be interpreted to the fullest extent to comply with IRC section 409A as added by the American Jobs Creation Act of 2004 and any regulations or guidance thereunder, and including any amendments thereto.

ARTICLE 2. DEFINITIONS.

2.1.Definitions. Whenever used in the Plan, the following terms shall have the meaning set forth below unless otherwise provided:

(a)“Account” means the recordkeeping account which is maintained in the name of the Participant to account for any contributions and Credited Earnings which may be credited to his Account from time to time. The Account shall consist of the pre-2005 account and the post-2004 account. Contributions attributable to services performed in 2004 and before, and Credited Earnings thereon, shall be credited to the pre-2005 Account. Contributions attributable to services performed in 2005 and thereafter, and Credited Earnings thereon, shall be credited to the post-204 Account.

(b)“Beneficiary” means the person or persons designated by the Participant under the Plan to receive the Participant’s benefit under the Plan in the event of his death. If no Beneficiary is named, the Participant’s spouse shall be the Beneficiary. If the Participant is not survived by a spouse and no Beneficiary is named, the Participant’s estate shall be the Beneficiary.

(c)“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)“Committee” means the plan administration committee which is responsible for administering the Plan, as provided in Article 7.

(e)“Corporation” means Red River Bancshares, Inc., a Louisiana corporation, and includes its wholly-owned subsidiaries.

(f)“Credited Earnings” means the earnings or lose amounts credited to a Participant’s Account, as provided in Article 5.

(g)“Participant” means a director or senior management employee who has become a Participant under the Plan as described in Article 3.

(h)“Plan” means this Deferred Compensation Plan for Directors and Senior Management Employees of Red River Bancshares, Inc. and its Subsidiaries, as it may be amended from time to time.

ARTICLE 3. PARTICIPATION.

3.1.Eligibility. Eligibility for participation in the Plan is limited to directors of the Corporation, and to senior management employees of the Corporation who are designated by the Committee as eligible to become Participants. All determinations as to an employee’s status by the Committee are final and binding on all employees. The Committee shall provide each Participant with notice so as to permit the Participant the opportunity to make contribution elections provided in Article 4. Such notice may be given at such time and in such manner as the Committee may determine from time to time.

ARTICLE 4. CONTRIBUTIONS.

4.1.Contributions. For each calendar year commencing with the effective date, any Participant may elect to forego the receipt of any compensation payable to him or her for services performed during such year, in which case the Corporation shall establish an Account for such Participant. Any election shall be made on a contribution election form as prescribed by the Committee, and must be made before the calendar year for which the election is to be effected. An election to defer the receipt of compensation shall remain in effect for subsequent calendar years so long as the Participant is eligible to participate in the Plan, unless before the beginning of any subsequent calendar year, the Participant elects to have future contributions to the Plan cease. Any such election to cease contributions shall not accelerate or otherwise effect a distribution of Participant’s Account. In the event a Participant subsequently elects to discontinue deferrals, a Participant may for subsequent calendar years elect to resume contributions to the Plan.

4.2.Irrevocability of Election. An election to defer compensation may not be revoked during the calendar year for which the election has been made.

4.3.New Participants. If an individual first becomes eligible to participate during a calendar year, he shall be permitted to make a contribution election for the remaining compensation payable to him for such year. To make such election, the eligible individual must file the appropriate election form with the Committee no later than thirty (30) days after the date on which he was notified. Such election shall be effective with respect to services performed after the date of the election, and such election shall remain in effect for all compensation with respect to services after such date. The contribution election shall become irrevocable when the appropriate form is filed with the Committee.

4.4.Cessation of Eligibility. If an eligible individual with a contribution election in effect for particular calendar year shall cease to be eligible during such calendar year, but remain as an employee, his applicable contribution election shall remain in effect for the balance of such year, or until the date he ceases to be an employee, if earlier. In any case where an individual has a contribution election for a calendar year and he separates from service as an employee during such year, any contribution election in effect for such calendar year shall cease with the close of the payroll period in which Participant separates from service, and any contribution election in effect for such year shall be void with respect to any compensation awarded during the remainder of the calendar year and after his termination of employment.

ARTICLE 5. ACCOUNTS AND CREDITED EARNINGS.

5.1.Participant’s Accounts. The Committee shall maintain, or cause to be maintained, a bookkeeping Account for each Participant for the purpose of accounting for the Participant’s beneficial interest under the Plan, which interest is attributable to contributions and any Credited Earnings credited to such Participant under the Plan, as adjusted to reflect charges to such Account.

Each Participant’s Account shall be adjusted to reflect all contributions credited to his Account or Credited Earnings credited to his Account, and all benefit payments charged to his Account. Contributions shall be credited to the Participant’s Account as of the last day of the calendar quarter in which such item would have become payable to the Participant in absence of a contribution election. Separate sub-Accounts shall be maintained for a Participant’s pre-2005 contributions and post-2004 contributions as set forth in Section 2.1(a).

5.2.Credited Earnings. Each Participant shall be credited with Credited Earnings on the balance in his Account. Credited Earnings shall be credited to such Account as of the last day of each quarter, and shall be based on the Account balance as of the first day of each quarter, less any distributions from such Account during the quarter. After December 31, 2006, Credited Earnings shall be calculated at a rate equal to the London Interbank Offered Rate (“LIBOR”) for one year deposits as shown in the “Money Rates” column of The Wall Street Journal on the first day of each calendar quarter that The Wall Street Journal is published, and without regard to the actual effective date of the rate for such LIBOR contracts. The rate will be adjusted on the first day of each subsequent quarter to reflect the rate at that time, and interest will accrue at the new rate until adjusted the following quarter. Interest will be computed on the basis of a 30 day month/360 day year. Amounts in the Account shall continue to accrue interest at such rate until the entire balance of the Account has been distributed in accordance with Article 6 hereof. The Committee shall make all determinations with respect to the crediting of such Credited Earnings to Accounts, and such determinations shall be final and binding on all interested parties. The Board of Directors of the Corporation may at any time change the method of calculating Credited Earnings on all Accounts prospectively, provided that the same method of calculating Credited Earnings shall apply to all Participants.

5.3.Account Statements. The Committee shall provide each Participant with a statement of the status of his Account under the Plan. The Committee shall provide such statement annually or at such other times as the Committee may determine from time to time, and such statement shall be in the format as prescribed by the Committee.

ARTICLE 6. PAYMENT OF BENEFITS.

6.1.Distribution Election. At the time of initial participation, and with respect to a Participant’s post-2004 Account, prior to January 1, 2005, each Participant shall make an election as to the timing and form of distribution of his Account. The pre-2005 amounts and post-2004 amounts shall be credited to different subaccounts. A Participant may have separate elections with respect to each sub-Account. Such distribution election shall be one of the following:

(a)Payment of the entire balance in the Participant’s Account or sub-Account on the first banking day of the month following the month in which such Participant’s service as a Director of the Corporation ceases or such Participant separates from service with the Corporation, as the case may be;

(b)Payment of the entire balance in the Participant’s Account or sub-Account on the first banking day of January in the year following the year in which such Participant’s service as a Director of the Corporation ceases or such Participant separates from service with the Corporation, as the case may be; or

(c)Payment of the balance in the Participant’s Account or sub-Account in two to ten annual installments commencing on the first banking day of January in the year following the year in which such Participant’s service as a Director of the Corporation ceases or such Participant separates from service with the Corporation, each installment to be in an amount equal to the balance in such Account or sub-Account divided by the number of installments remaining (including the one being calculated and paid).

In the event that the deferred compensation election notice does not contain a distribution election, the Participant shall be deemed to have made the election described in paragraph (b) above.

With respect to a Participant’s pre-2005 sub-Account, a Participant may change the distribution option to a different permissible option prior to the calendar year in which he ceases to perform services as a director of the Corporation or separates from service with the Corporation, as the case may be. If the Participant changes the distribution election and ceases as a director or separates from service in the same calendar year as the change, such change shall be disregarded, and the distribution shall be made under the previous form elected.

With respect to a Participant’s post-2004 sub-Account, the Participant may not change the time or form of distribution after his initial election (or after the election made before January 1, 2005, as applicable.)

6.2.Death Benefit. If a Participant shall die with a balance credited to his Account, his Account shall be paid to his Beneficiary. All amounts shall be paid in a lump sum or installments, as selected by the Participant, but on the first banking day of January in the year following the year of the Participant’s death.

6.3.Loans. A Participant shall not be permitted to borrow from his Account.

6.4.Withholding of Taxes. The employer shall have the right to deduct from all distribution payments made under the Plan any federal, state, or local taxes required to be withheld with respect to such payments.

6.5.Unforeseeable Emergency. A Participant may request that the Committee immediately distribute all or any portion of the Participant’s Account prior to termination of employment or cessation of services as a director in the event of an unforeseeable emergency. An unforeseeable emergency means a severe financial hardship resulting from an illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amounts distributed with respect to an emergency may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Education of a Participant or a dependent or purchase of a residence shall not be considered a hardship for this purpose. The existence of a hardship shall be in the sole and absolute discretion of the Committee.

ARTICLE 7. ADMINISTRATION OF THE PLAN.

7.1.Administration. The Plan shall be administered by the Plan Administration Committee (“Committee”). The Committee shall consist of the chairman of the Board of Directors of the Corporation, the president and chief executive officer of the Corporation, and one other eligible Participant that the two of them shall agree to select. A majority of the members of the Committee shall constitute a quorum and the acts of a majority of the members present, or acts approved in writing by a majority of the members without a meeting, shall be the acts of the Committee.  The Committee shall have that authority which is expressly stated in the Plan as vested in the Committee, and authority to make rules to administer and interpret the Plan, to decide questions arising under the Plan, and to take such other action as may be appropriate to carry out the purposes of the Plan.

7.2.Rules; Claims Review Procedures. The Committee shall adopt and establish such rules and regulations with respect to the administration of the Plan as it deems necessary and appropriate. The Committee shall also prescribe such deferral election forms and other administrative forms as it deems necessary to carry out the provisions of the Plan. The Committee shall establish a claims procedure and a claims review procedure to be applicable under the Plan.

7.3.Finality of Determinations. All determinations of the Committee as to any matter arising under the Plan, including questions of construction and interpretation shall be final, binding and conclusive upon all interested parties.

7.4.Indemnification. To the extent permitted by law and the Corporation’s by-laws, the members of the Committee, its agents, and the officers, directors and employees of the Corporation shall not be liable for any act or failure to act hereunder, except for gross negligence or fraud.

ARTICLE 8. FUNDING.

8.1.Funding. It is intended that the Corporation (or applicable subsidiary) is under a contractual obligation to make the payments from a Participant’s Account when due. All amounts paid under the Plan shall be paid in cash or cash equivalents from the general assets of the Corporation. Contributions and Credited Earnings shall be reflected on the accounting records of the Corporation, as provided for under the Plan, but such records shall not be construed to create, or require the creation of, a trust, custodial or escrow account with respect to any Participant. No Participant shall have any right, title, or interest whatsoever in or to any investment reserves, accounts, or funds that the Corporation may purchase, establish or accumulate to aid in providing the benefit payments described in the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or fiduciary relationship or any kind between the Corporation and a Participant or any other person. The Participants and Beneficiaries shall not acquire any interest under the Plan greater than that of an unsecured general creditor of the Corporation. Further, no assets may be transferred to any trust or other arrangement located outside the United States.

ARTICLE 9. AMENDMENT, TERMINATION OR MERGER

9.1.Amendment and Termination. The Corporation may, at any time and from time to time, modify or amend, in whole or in part, any provision of the Plan. The Corporation shall notify all of the subsidiaries of such amendment. The Corporation may, at any time, terminate this Plan in its entirety. Notwithstanding any other provision in this paragraph, no modification, amendment, suspension, or termination may, without the consent of the Participant (or his Beneficiary in the case of the death of a Participant) reduce the right of the Participant (or his Beneficiary, as the case may be) to a distribution to which he is entitled in accordance with the provisions of the Plan prior to the change. In the event of a termination, if consistent with section 409A of the Code, the Corporation may elect to pay all Accounts of Participants immediately in which case the Corporation will have no further liability under this Plan.

9.2.Merger, Consolidation, or Sale of Assets. In the event that the Corporation should be liquidated, dissolved, or become a party to a merger or consolidation where the entity is not the surviving corporation, the Plan with respect to such entity shall terminate at the time of the event unless the successor or acquiring corporation shall elect to continue to carry on the Plan. In the event such Plan termination occurs, the provisions of Section 9.1 related to Plan termination shall become applicable, provided that any successor or acquiring corporation may elect to accelerate payments with respect to its employees under the Plan.

ARTICLE 10. MISCELLANEOUS.

10.1.Effect on Other Plans. Contributions to this Plan shall not be considered as part of a Participant's compensation for the purpose of any savings or pension plan maintained by the Corporation, but such amounts shall be taken into account under all other employee benefit plans maintained by the Employer in the year in which such amounts would have been payable in the absence of a contribution election; provided, however, that such amounts shall not be taken into account to the extent the inclusion thereof would jeopardize the tax-qualified status of the Plan to which they relate.

10.2.Nontransferability. No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

10.3.No Guaranty of Employment or Participation. The Plan is not an employment contract. It does not give to any person the right to be continued in employment, and all Employees remain subject to change of salary, transfer, change of job, discipline, layoff, discharge or any other change of employment status, without regard to the effect such treatment might have upon him as a Participant under the Plan. No person shall at any time have a right to be a Participant for any calendar year, even if he was a Participant in a prior Plan Year.

10.4.Binding on Corporation, Participant, and Their Successors. This Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant, his heirs, executors, administrators, and legal representatives. The provisions of this Plan shall be applicable with respect to the Corporation and each subsidiary separately, and amounts payable hereunder shall be paid by the employer of the particular Participant.

10.5.Incompetency. If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving and receipting for any distribution, the Committee may make distribution to such other person or persons or institution or institutions as, in the judgment of the Committee, shall then be maintaining or have custody over such distributee.

10.6.Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Corporation shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

10.7.Applicable Law. This Plan, all documents in connection herewith, and all distributions hereunder shall, insofar as may lawfully be done, be governed, construed, and regulated in accordance with the laws of the State of Louisiana, except to the extent such laws are preempted by applicable Federal law.

IN WITNESS WHEREOF, the Corporation has caused this instrument to be executed

by its duly authorized officers on this    18th     day of     January    , 2007.

RED RIVER BANCSHARES, INC.

By	/s/ Wylie D. Cavin
Title	EVP and COO

RED RIVER BANK

By	/s/ Isabel V. Carriere
Title	EVP and Controller

EXHIBIT B

FEE SCHEDULE

Fee Amounts

As applicable, Directors of the Company and/or the Bank will be paid Board Fees and Committee Fees as follows:

1.	$1,300 for each Board meeting attended
2.	$500 for each Audit Committee meeting attended by the Audit Committee Chairman
3.	$300 for each Audit Committee meeting attended by committee members
4.	$200 for each committee meeting attended (other than the Audit Committee)

Attendance by a Director at a Board or Committee meeting is determined by the Secretary of the Company or the Bank, as applicable, or in his or her absence, by the Assistant Secretary or such other person designated to record the official minutes of the meeting.

Limitations

The following limitations will be applicable to the payment of Board and Committee Fees:

1.

Persons who are directors of the Company shall be paid a Board Fee for attendance at each meeting of the Company Board; provided, however, that persons who are directors of both the Company and the Bank will only be paid a fee for attendance at a meeting of the Company Board when such meetings are not held on the same day as a meeting of the Bank Board.

2.	Persons who are directors of the Bank shall be paid a Board Fee for attendance at each meeting of the Bank Board.
3.	Persons who are members of a committee of the Company Board or Bank Board shall be paid a Committee Fee for attendance at each committee meeting.
4.	Directors who are also officers or employees of the Company and/or the Bank shall not be eligible to receive any fees for attendance at Board or Committee meetings.

EXHIBIT C

RED RIVER BANCSHARES, INC.

AND

RED RIVER BANK

AMENDED AND RESTATED DIRECTOR COMPENSATION PROGRAM

Election Notice

This Election Notice is entered into pursuant to the terms of the Amended and Restated Director Compensation Program (the “Program”), as adopted by the Boards of Directors of Red River Bancshares, Inc. (the “Company”) and its subsidiary, Red River Bank (the “Bank”). Capitalized terms used but not defined herein shall have the meaning set forth in the Program.

Director Information:

Name:
	First	Middle Initial	Last

Initial Calendar Year:

The following election is hereby made by the undersigned with respect to the payment Board Fees and Committee Fees for the calendar year ending __________. This Election Notice must be submitted by December 31st of the calendar year that immediately precedes the calendar year for which such Election Notice is effective. Notwithstanding the foregoing, with respect to a newly-appointed Director, this Election Notice must be submitted to the Company and the Bank, as applicable, prior to the end of such period established by the Board, which shall not exceed thirty (30) days from the date of the commencement of such Directors’ service with the Company and/or the Bank.

Director Election for Payment of Board Fees:

I hereby elect to have one hundred percent (100%) of my Board Fees paid to me as follows: [check only one option below]

A.	Cash Election - Cash to be paid quarterly, as soon as practicable following the quarter in which such Board Fees were earned

B.	Deferral Election - Deferred in accordance with the terms and provisions of the Deferred Compensation Plan for Directors and Senior Management Employees of Red River Bancshares, Inc. and Subsidiaries

C.

Stock Election - Shares to be settled by March 15 of the calendar year following the calendar year in which such Board Fees were earned (the number of Shares to be issued shall be rounded down to the nearest whole number)

[Important Note: If you select more than one payment option above, this Election Notice will be invalid and you will receive 100% of your Board Fees in cash.]

Director Election for Payment of Committee Fees:

I hereby elect to have one hundred percent (100%) of my Committee Fees paid to me as follows: [check only one option below]

A.	Cash Election - Cash to be paid quarterly, as soon as practicable following the quarter in which such Committee Fees were earned

B.	Deferral Election - Deferred in accordance with the terms and provisions of the Deferred Compensation Plan for Directors and Senior Management Employees of Red River Bancshares, Inc. and Subsidiaries

[Important Note: If you select more than one payment option above, this Election Notice will be invalid and you will receive 100% of your Committee Fees in cash.]

Calendar Years:

Subject to my continued service as a Director, this Election Notice will remain in effect with respect to future calendar years unless I timely revoke this Election Notice or file a new Election Notice.

Taxes:

I hereby acknowledge and understand that the receipt of Board Fees and/or Committee Fees, regardless of the form of payment elected hereby, will ultimately be taxable to me. I further acknowledge and understand that I (and not the Company or the Bank) shall be responsible for my own tax liability resulting from the payment of Board Fees and/or Committee Fees, regardless of the form of payment elected hereby. I hereby agree and acknowledge that I have reviewed the tax consequences of the election made hereby with my own tax advisors, including any U.S. federal, state and local tax laws, and any other applicable taxing jurisdiction, and that I am relying solely on such advisors and not on any statements or representations of the Company, the Bank or any of their respective representatives. Neither the Company nor the Bank makes any representation or undertaking regarding the tax treatment of any aspect of the Program.

Director Authorization:

I agree that I have read and understand that all election are subject to all of the terms and conditions of the Program and this Election Notice. I authorize the Company and the Bank to implement this Election Notice.

DIRECTOR

Print Name:

Dated:

INSTRUCTIONS

→          Please submit your completed and signed Election Notice (both pages) to Amanda W. Barnett, General Counsel and Corporate Secretary.

→          Keep a copy of your completed and signed Election Notice for your records.